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                                                                 Exhibit 10.12

               Description of Terminated Life Insurance Agreements
      between Aerosonic Corporation and David A. Baldini, P. Mark Perkins,
                      Carmelo Russo, and Eric J. McCracken

Prior to October 10, 2003, Aerosonic Corporation (the "Company") was a party to
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certain agreements (the "Agreements") with David A. Baldini, the Company's
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President and Chief Executive Officer and a member of the Company's Board of
Directors, P. Mark Perkins, the Company's Executive Vice President, Sales and Marketing and a member of the Company's Board of Directors, Carmelo Russo, the Company's Executive Vice President, Production, and Eric J. McCracken, the Company's former Chief Financial Officer and a former member of the Company's Board of Directors, with respect to the Variable Whole Life Policies thereof (the "Executive Life Insurance Policies"). Copies of the Executive Life
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Insurance Policies of Messrs. Baldini, Perkins and Russo are being furnished as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003 (the "Annual Report"), and a description of Mr. McCracken's
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Executive Life Insurance Policy is being furnished as an exhibit to the Annual
Report. The Agreements, which were entered into in approximately October and November 1998, are oral. The Agreements with Messrs. Baldini, Perkins and Russo were terminated on October 10, 2003, and the Agreement with Mr. McCracken was terminated upon his resignation as Chief Financial Officer and a member of the Company's Board of Directors in October 2002.

Pursuant to the Agreements: (a) the Company was obligated to pay the annual premiums on the Executive Life Insurance Policies; (b) upon the occurrence of any event pursuant to which a benefit was to be paid to Mr. Baldini, Mr. Perkins, Mr. Russo, Mr. McCracken or their respective beneficiaries under their respective Executive Life Insurance Policy (including the death or termination of employment of such executive), the Company was entitled to a refund of its premium payments out of the proceeds of such benefit payment; and (c) Mr. Baldini, Mr. Perkins, Mr. Russo, Mr. McCracken or their respective beneficiaries were entitled to the balance of such benefit payment, if any, after the refund of the Company's premium payments.

Additionally, pursuant to the Agreements, Messrs. Baldini, Perkins, Russo and McCracken had the right to make interest free draws from the cash value accumulated under their respective policies, they were not obligated to repay such draws and their interests in their respective policies were offset by such draws only to the extent that the balance of any benefit payment under their respective policy, after the refund of the Company's premiums, would be reduced by the amount of the draw (including if the result of such term was the inability of the Company to realize a refund of all or a portion of its premium payments).